loanDepot announces first quarter 2023 financial results

Company narrows net loss 42% on higher revenues and lower expenses.
•First quarter revenue increased by $38.2 million from fourth quarter 2022 primarily driven by higher pull through weighted lock volume and servicing fee income.
•Reduced total expenses by $29.3 million from fourth quarter 2022 primarily driven by lower personnel related costs and reduced general and administrative expenses.
•Quarterly net loss declined 42% to $91.7 million from fourth quarter 2022 driven by higher revenues and continued expense reductions under the Company’s Vision 2025 strategic plan.
•Company maintained strong liquidity profile, exiting the quarter with cash balance of $798.1 million.

IRVINE, Calif., May 9, 2023 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the first quarter ended March 31, 2023.

“The first quarter of this year remained challenging for the housing market as virtually all participants grappled with the impacts of ongoing volatility in mortgage interest rates, persistent cost inflation and the lack of available homes for sale,” said President and Chief Executive Officer Frank Martell. “Against this backdrop loanDepot continued to execute against our Vision 2025 plan, narrowing our loss from the fourth quarter of 2022 on higher revenues and lower expenses.

“Although the affordability and availability of new and existing home sales remains challenging for the industry overall; we expect to continue to benefit from seasonally higher revenues and our ongoing cost reduction program. Assuming the expected benefits of continuing seasonal volume increases and cost productivity, we expect to deliver improving financial results over the course of the second and third quarters of 2023.

“Importantly, while we continue reset our cost structure to align with a smaller mortgage market, we are also focused on the other pillars of Vision 2025 including capturing profitable revenue growth opportunities. A significant component of Vision 2025 is reorienting our mortgage origination footprint around purpose-driven lending to support first-time homebuyers and diverse communities. We have already garnered recognition in this area; earlier this year The Wall Street Journal named us “Best Mortgage Lender for First-Time Buyers.” As one of the top mortgage lenders in America, we believe a laser focus on serving first-time buyers will enable loanDepot to build relationships with customers for life, becoming the partner of choice for future lending or other home-related transactions.”

First Quarter Highlights:

Financial Summary

	Three Months Ended
($ in thousands except per share data) (Unaudited)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Rate lock volume	$8,468,435	$6,933,099	$29,991,452
Pull through weighted lock volume(1)	5,325,488	4,196,894	19,800,045
Loan origination volume	4,944,337	6,382,743	21,550,731
Gain on sale margin(2)	2.43%	1.45%	1.96%
Pull through weighted gain on sale margin(3)	2.26%	2.21%	2.13%
Financial Results
Total revenue	$207,901	$169,655	$503,311
Total expense	314,484	343,735	606,256
Net loss	(91,721)	(157,762)	(91,318)
Diluted loss per share	$(0.25)	$(0.46)	$(0.25)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$226,190	$188,501	$504,606
Adjusted net loss	(60,247)	(110,703)	(81,392)
Adjusted LBITDA	(29,336)	(92,013)	(74,403)
Adjusted diluted loss per share(5)	N/A	N/A	$(0.25)
(1)Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.
(5)Omitted adjusted diluted (loss) earnings per share measures that included the impact of assumed exchange of shares to the extent the exchange was antidilutive.

Vision 2025
Our Vision 2025 plan is designed to address current and anticipated mortgage market conditions and position loanDepot for sustainable long-term value creation. We have achieved the following during the first quarter as it related to Vision 2025:
•Ranked as the third largest mortgage lender in America by units of funded loans.1
•Named by The Wall Street Journal as the “Best Mortgage Lender for First-Time Buyers,” validating our mission of purpose-driven lending to the increasingly diverse communities comprising first-time homebuyers.
•Achieved quarterly non-volume related expense reductions of $25.5 million, or 8.9%, since the fourth quarter of 2022.
•Incurred expenses related to the Vision 2025 plan of $2.6 million during the quarter, including $0.9 million of professional services fees, $0.8 million of personnel related expenses and $0.8 million of lease and other asset impairment charges. Vision 2025 expenses totaled $11.9 million in the fourth quarter of 2022.
1 Based on 2022 Home Mortgage Disclosure Act data collected by the Consumer Financial Protection Bureau. Data for single family originations and exclude correspondent loans.

Operational Results
•Pull through weighted lock volume of $5.3 billion for the three months ended March 31, 2023, an increase of $1.1 billion or 27% from the fourth quarter of 2022, resulting in quarterly total revenue of $207.9 million, an increase of $38.2 million, or 23%, over the same period.
•Loan origination volume for the first quarter of 2023 was $4.9 billion, a decrease of $1.4 billion or 23% from the fourth quarter of 2022.
•Purchase volume decreased to 71% of total loans during the first quarter, down from 76% of total loans during the fourth quarter of 2022 and up from 37% of total loans during the first quarter of 2022.
•For the twelve months ended March 31, 2023, our preliminary organic refinance consumer direct recapture rate2 remained strong at 69%. This highlights the efficacy of our marketing efforts, the strength of our customer relationships, and the value of our servicing portfolio for additional revenue opportunities.
•Net loss for the first quarter of 2023 of $91.7 million as compared to net loss of $157.8 million in the fourth quarter of 2022. Net loss decreased quarter over quarter primarily due to both an increase in revenues and a decrease in total expenses.
•Adjusted LBITDA for the first quarter of 2023 was $29.3 million as compared to adjusted LBITDA of $92.0 million for the fourth quarter of 2022. Adjusted (LBITDA) EBITDA excludes the impact of fair value changes of our mortgage servicing rights, net of hedging results, impairment charges, and other operating expenses.

Outlook for the second quarter of 2023
•Origination volume of between $4.5 billion and $6.5 billion.
•Pull-through weighted rate lock volume of between $5.5 billion and $7.5 billion.
•Pull-through weighted gain on sale margin of between 240 basis points and 280 basis points.

Servicing

	Three Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Due to changes in valuation inputs or assumptions	$(21,368)	$(10,094)	$198,996
Due to collection/realization of cash flows	(34,657)	(37,427)	(77,122)
Realized gains on sales of servicing rights	140	2,285	10,034
Net gain (loss) from derivatives hedging servicing rights	3,079	(8,752)	(200,291)
Changes in fair value of servicing rights, net	$(52,806)	$(53,988)	$(68,383)

Servicing fee income	$118,961	$107,221	$111,059

2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

	Three Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Balance at beginning of period	$2,025,136	$2,013,269	$1,999,402
Additions	59,295	73,256	269,760
Sales proceeds, net	(11,838)	(13,868)	(312,849)
Changes in fair value:
Due to changes in valuation inputs or assumptions	(21,368)	(10,094)	198,996
Due to collection/realization of cash flows	(34,657)	(37,427)	(77,122)
Balance at end of period (1)	$2,016,568	$2,025,136	$2,078,187
(1)Balances are net of $12.2 million, $12.3 million, and $7.8 million of servicing rights liability as of March 31, 2023, December 31, 2022, and March 31, 2022, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Mar-23 vs Dec-22	Mar-23 vs Mar-22

Servicing portfolio (unpaid principal balance)	$141,673,464	$141,170,931	$153,385,817	0.4%	(7.6)%

Total servicing portfolio (units)	475,765	471,022	496,868	1.0	(4.2)

60+ days delinquent ($)	$1,282,432	$1,421,722	$1,444,779	(9.8)	(11.2)
60+ days delinquent (%)	0.9%	1.0%	0.9%

Servicing rights, net to UPB	1.4%	1.4%	1.4%

As of March 31, 2023, approximately $174.0 million, or 0.1%, of our servicing portfolio was in active forbearance. This represents a decrease from $257.0 million, or 0.2%, as of December 31, 2022.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Mar-23 vs Dec-22	Mar-23 vs Mar-22
Cash and cash equivalents	$798,119	$863,956	$554,135	(7.6)%	44.0%
Loans held for sale, at fair value	2,039,367	2,373,427	6,558,668	(14.1)	(68.9)
Servicing rights, at fair value	2,028,788	2,037,447	2,086,022	(0.4)	(2.7)
Total assets	6,190,791	6,609,934	10,640,248	(6.3)	(41.8)
Warehouse and other lines of credit	1,830,319	2,146,602	5,806,907	(14.7)	(68.5)
Total liabilities	5,349,629	5,688,461	9,129,079	(6.0)	(41.4)
Total equity	841,162	921,473	1,511,169	(8.7)	(44.3)

A decrease in loans held for sale at March 31, 2023, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $4.1 billion at March 31, 2023 and $4.1 billion at December 31, 2022. Available borrowing capacity was $2.1 billion at March 31, 2023.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
REVENUES:
Interest income	$27,958	$33,316	$52,965
Interest expense	(26,760)	(29,676)	(39,889)
Net interest income	1,198	3,640	13,076

Gain on origination and sale of loans, net	108,152	82,547	363,131
Origination income, net	12,016	10,287	59,073
Servicing fee income	118,961	107,221	111,059
Change in fair value of servicing rights, net	(52,806)	(53,988)	(68,383)
Other income	20,380	19,948	25,355
Total net revenues	207,901	169,655	503,311

EXPENSES:
Personnel expense	141,027	165,626	345,993
Marketing and advertising expense	35,914	31,539	101,513
Direct origination expense	17,378	14,239	53,157
General and administrative expense	56,134	68,590	49,748
Occupancy expense	6,081	6,633	9,396
Depreciation and amortization	10,026	10,085	10,545
Servicing expense	4,834	6,633	21,511
Other interest expense	43,090	40,390	14,393
Total expenses	314,484	343,735	606,256

Loss before income taxes	(106,583)	(174,080)	(102,945)
Income tax benefit	(14,862)	(16,318)	(11,627)
Net loss	(91,721)	(157,762)	(91,318)
Net loss attributable to noncontrolling interests	(48,814)	(80,492)	(56,577)
Net loss attributable to loanDepot, Inc.	$(42,907)	$(77,270)	$(34,741)

Basic loss per share	$(0.25)	$(0.46)	$(0.25)
Diluted loss per share	$(0.25)	$(0.46)	$(0.25)

Consolidated Balance Sheets

($ in thousands)	Mar 31, 2023	Dec 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$798,119	$863,956
Restricted cash	90,084	116,545
Accounts receivable, net	99,381	145,279
Loans held for sale, at fair value	2,039,367	2,373,427
Derivative assets, at fair value	84,624	39,411
Servicing rights, at fair value	2,028,788	2,037,447
Trading securities, at fair value	95,561	94,243
Property and equipment, net	88,877	92,889
Operating lease right-of-use asset	35,362	35,668
Prepaid expenses and other assets	139,904	155,982
Loans eligible for repurchase	672,458	634,677
Investments in joint ventures	18,266	20,410
Total assets	$6,190,791	$6,609,934

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$1,830,319	$2,146,602
Accounts payable and accrued expenses	449,641	488,696
Derivative liabilities, at fair value	35,662	67,492
Liability for loans eligible for repurchase	672,458	634,677
Operating lease liability	57,837	61,675
Debt obligations, net	2,303,712	2,289,319
Total liabilities	5,349,629	5,688,461
EQUITY:
Total equity	841,162	921,473
Total liabilities and equity	$6,190,791	$6,609,934

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Loan origination volume by type:
Conventional conforming	$2,893,821	$3,823,857	$15,712,273
FHA/VA/USDA	1,678,591	2,104,409	3,968,511
Jumbo	131,066	242,785	1,787,704
Other	240,859	211,692	82,243
Total	$4,944,337	$6,382,743	$21,550,731

Loan origination volume by purpose:
Purchase	$3,512,771	$4,864,187	$8,030,766
Refinance - cash out	1,324,239	1,432,195	9,829,635
Refinance - rate/term	107,327	86,361	3,690,330
Total	$4,944,337	$6,382,743	$21,550,731

Loans sold:
Servicing retained	$3,277,707	$4,165,552	$17,122,716
Servicing released	2,118,874	2,634,855	5,745,322
Total	$5,396,581	$6,800,407	$22,868,038

Loan origination margins:
Gain on sale margin	2.43%	1.45%	1.96%

First Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (888) 440-6385 using conference ID number 2021948. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event, or can be accessed by dialing (800) 770-2030 following the conclusion of the event through June 8, 2023.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA). We exclude from each of these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they add volatility and are not indicative of the Company’s operating performance or results of operation. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Total net revenue	$207,901	$169,655	$503,311
Change in fair value of servicing rights, net of hedging gains and losses(1)	18,289	18,846	1,295
Adjusted total revenue	$226,190	$188,501	$504,606
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Net loss attributable to loanDepot, Inc.	$(42,907)	$(77,270)	$(34,741)
Net loss from the pro forma conversion of Class C common shares to Class A common shares (1)	(48,814)	(80,492)	(56,577)
Net loss	(91,721)	(157,762)	(91,318)
Adjustments to the benefit for income taxes(2)	13,316	25,339	14,710
Tax-effected net loss	(78,405)	(132,423)	(76,608)
Change in fair value of servicing rights, net of hedging gains and losses(3)	18,289	18,846	1,295
Stock-based compensation expense	5,926	8,790	2,309
Gain on extinguishment of debt	—	—	(10,528)
Loss on disposal of fixed assets	261	1,568	—
Other (recovery) impairment	(345)	2,388	—
Tax effect of adjustments(4)	(5,973)	(9,872)	2,140
Adjusted net loss	$(60,247)	$(110,703)	$(81,392)

(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	6.28%	10.48%	5.00%
Effective income tax rate	27.28%	31.48%	26.00%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items. Reporting periods after June 30, 2022 include the income tax effect of excess tax benefits or deficiencies on vested RSUs.  Prior periods were adjusted to conform to current presentation.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Net loss attributable to loanDepot, Inc.	$(42,907)	$(77,270)	$(34,741)
Adjusted net loss	(60,247)	(110,703)	(81,392)
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	170,809,818	168,617,732	139,007,890
Assumed pro forma conversion of weighted average Class C shares to Class A common stock (1)	149,210,417	150,278,656	181,035,804
Adjusted diluted weighted average shares outstanding	320,020,235	318,896,388	320,043,694

Diluted loss per share	$(0.25)	$(0.46)	$(0.25)
Adjusted diluted loss per share(2)	N/A	N/A	(0.25)
(1)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.
(2)Omitted adjusted diluted loss per share measures that included the impact of the assumed exchange of shares to the extent the exchange was antidilutive.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Net Loss	$(91,721)	$(157,762)	$(91,318)
Interest expense - non-funding debt (1)	43,090	40,390	14,393
Income tax benefit	(14,862)	(16,318)	(11,627)
Depreciation and amortization	10,026	10,085	10,545
Change in fair value of servicing rights, net of hedging gains and losses(2)	18,289	18,846	1,295
Stock-based compensation expense	5,926	8,790	2,309
Loss on disposal of fixed assets	261	1,568	—
Other (recovery) impairment	(345)	2,388	—
Adjusted LBITDA	$(29,336)	$(92,013)	$(74,403)
(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its business strategies, including the Vision 2025 plan, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR